EXHIBIT 99.1

                                          FOR:  Consolidated Graphics, Inc.

                                 APPROVED BY:  Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                     CONTACT:  Betsy Brod/Jonathan Schaffer
                                               Media:  Stan Froelich/Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600
FOR IMMEDIATE RELEASE

                       CONSOLIDATED GRAPHICS, INC. REPORTS
                   RECORD FOURTH QUARTER AND YEAR-END RESULTS

    -- Net Income Rises 68% in Fourth Quarter and 82% for Full Fiscal Year --

     HOUSTON, TEXAS - April 29, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the fourth quarter and year ended March 31, 1998.

     Net income for the 1998 fourth quarter increased 68% to $5.4 million, or $.41 per diluted share, compared to $3.2 million, or $.25 per diluted share last year. Fourth quarter operating income rose 67% to $9.8 million, and sales increased 53% to $66.3 million from $43.2 million in 1997.

     For the year ended March 31, 1998, net income grew 82% to $18.4 million, or $1.40 per diluted share, compared to $10.1 million, or $.81 per diluted share, in the prior year. Operating income for 1998 increased 82% to $33.4 million from $18.3 million. Sales grew to $231.3 million, a 61% increase from the $144.1 million reported in the prior year.

     "1998 was our most successful year ever," said Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. "The fourth quarter was our eighth consecutive quarter of record financial performance as our disciplined strategy for growth, both internally and through acquisitions, continues to produce strong results. Operating margins strengthened again this quarter as our printing companies, particularly our recent acquisitions, continue to improve as they capitalize on the financial and operational resources Consolidated Graphics makes available."

     Mr. Davis continued, "The pace of our acquisition program remains strong as we continue our nationwide expansion. Over the past three months, we have announced acquisitions in five new markets: Philadelphia, Milwaukee, Boston, Wichita and San Francisco, and increased our presence in San Diego. Our run-rate revenues, now at $370 million, have more than doubled during the past year and we expect this strong growth to continue."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 37 companies with annualized revenues in excess of $370 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                             -- TABLE TO FOLLOW --

                           CONSOLIDATED GRAPHICS, INC.
                                   (NYSE: CGX)
                              Financial Highlights
                    (in thousands, except per share amounts)


                                  For the Quarter Ended   For the Year Ended
                                  March 31,   March 31,   March 31,   March 31,
                                    1998        1997        1998        1997
                                  ---------   ---------   ---------   ---------
Sales                            $ 66,267    $ 43,187    $ 231,282   $144,082
Cost of Sales                      45,050      29,776      157,906    100,197
  GROSS PROFIT                     21,217      13,411       73,376     43,885
Selling Expense                     6,393       4,211       22,365     14,223
General and Administrative
  Expense                           5,060       3,350       17,628     11,330
  OPERATING INCOME                  9,764       5,850       33,383     18,332
Interest Expense                    1,076         728        3,720      2,305
  Pretax Income                     8,688       5,122       29,663     16,027
Income Taxes                        3,301       1,919       11,273      5,927
  NET INCOME                     $  5,387     $ 3,203     $ 18,390   $ 10,100

Basic Earnings Per Share         $    .42     $   .26     $   1.46   $    .83

Diluted Earnings Per Share       $    .41     $   .25     $   1.40   $    .81

Weighted Average Shares
  Outstanding
   Basic                           12,732      12,418       12,598      12,166

   Diluted                         13,257      12,941       13,112      12,411

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